UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
 ( Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

        On March 5, 2009, Rudolph Technologies, Inc. (the "Company") issued a press release announcing a favorable verdict in its patent infringement suit against Israeli manufacturer, Camtek, Ltd., concerning Rudolph's proprietary continuous scan wafer inspection technology.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financials Statements and Exhibits.

        (d) Exhibits

Exhibit No.	Description
99.1	Press release dated March 5, 2009

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: March 6, 2009	By: /s/ Steven R. Roth
Steven R. Roth Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 5, 2009

EXHIBIT 99.1

Rudolph Announces Favorable Verdict in Patent Infringement Lawsuit

Jury finds Camtek Falcon System infringes Rudolph's Patent

MINNEAPOLIS, MINNESOTA (March 05, 2009)─ Rudolph Technologies, Inc. (NASDAQ: RTEC), a worldwide leader in process characterization solutions for the semiconductor manufacturing industry, today announced a favorable verdict in its patent infringement suit against Israeli manufacturer, Camtek, Ltd., concerning Rudolph's proprietary continuous scan wafer inspection technology.

        The jury determined in its verdict that all models of Camtek's Falcon inspection system literally infringe Rudolph's US patent no. 6,826,298 for an Automated Wafer Defect Inspection System And A Process Of Performing Such Inspection which covers continuous inspection of wafers using strobing illumination. This is the technology that is used in August and Rudolph inspection tools. In awarding approximately $6.8M to Rudolph, the jury also rejected entirely Camtek's arguments that Rudolph's '6,298 patent is invalid.

        "We've believed all along that Camtek was using our proprietary technology, and are gratified that the jury agreed with us," said Robert Koch, Rudolph's Vice President and General Counsel. "As we have said before, our intellectual property is important to us and we do not take infringement of our rights lightly. We will now seek an injunction to prevent the sale in the U.S. of all models of the Falcon inspection systems."

        In following up on this success, Rudolph will continue to pursue intellectual property protection for its proprietary continuous scan wafer inspection systems outside the U.S.

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. The company has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company's web site at www.rudolphtech.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "feels," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements, include, but are not limited to, the impact of the slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph's business strategy, unanticipated manufacturing or supply problems and changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. The matters discussed in this press release also involve risks and uncertainties as summarized in Rudolph's Form 10-K report for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at http://www.rudolphtech.com, the Rudolph website. While these factors may be updated from time to time through the filing of reports and registration statements with the SEC, Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
 952.259.1647
virginia.becker@rudolphtech.com